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                                                                 EXHIBIT 10.57

                                    REVOLVING
                                 NOTE AGREEMENT

$7,500,000                                           Dated as of January 3, 2001
                                                           At Syracuse, New York

         (1) Subject to the terms of this Revolving Note Agreement ("Note"), commencing on January 20, 2001 and continuing through January 19, 2002, (the "Advance Period"), FLEET NATIONAL BANK, its successors and assigns with banking offices at One Clinton Square, Syracuse, New York 13202 ("Bank") agrees to loan to APPLIEDTHEORY CORPORATION, a New York corporation with its offices at 1500 Broadway, New York, NY 10036 ("Borrower") on a revolving credit basis an amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Loan") in the aggregate at any one time outstanding. So long as no Event of Default has occurred and is then continuing, the Borrower may obtain term Loan advances (an "Advance" or the "Advances") from the Bank during the Advance Period in accordance with the provisions of this Note. Additionally, Bank agrees to provide Letters of Credit (each a "Letter of Credit") as part of the Loan facility hereunder upon the terms set forth herein. Borrower unconditionally agrees that Loan amounts advanced by the Bank to the Borrower hereunder shall be repaid by the Borrower as follows under the provisions of this Note.

         (2) Payment. Commencing on the first day of the first calendar month following the date of the first Advance made by the Bank to the Borrower hereunder and continuing on the first day of each succeeding calendar month through and including January 1, 2002 (each a "Monthly Payment Date"), Borrower shall pay to the order of the Bank interest on the then outstanding unpaid balance of the amount of each Advance made under this Note at a rate of interest equal to the "Applicable Interest Rate" (defined below), and on January 20, 2002 (the "Maturity Date"), Borrower shall pay to the Bank the then unpaid principal balance of all amounts advanced under this Note, including, but not limited to, any Letter of Credit plus all accrued and unpaid interest. Borrower shall have the option of extending the Maturity Date for two (2) periods of one (1) year each provided that (i) no Event of Default has occurred and is continuing and
(ii) Borrower gives Bank forty five (45) days prior written notice in form reasonably acceptable to the Bank of its election to extend the Maturity Date and provided further that there shall be no extension of the Maturity Date without the prior written consent of NYSERNet.net, Inc. in each case.

         (3) Advance Term and Interest Rates. At the time Borrower requests an Advance, Borrower shall include in the Advance request the term of the requested Advance and which of the following interest rate options Borrower elects with respect to the Advance (the "Applicable Interest Rate"). Under no circumstances may the requested Advance term extend beyond the Maturity Date. If no term or interest rate option is specified by the Borrower, or if the amount of the requested Advance is less than $100,000, the Advance involved shall bear interest at the Bank's Prime Rate of interest minus two hundred (200) basis points.
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                  (a)      LIBOR Advance. The Borrower may obtain Advances by
                           submitting an Advance request, in the form attached hereto as Exhibit "A" two (2) Business Days prior to the date on, which the Advance is to be made during the Advance Period at the "LIBOR Rate" (defined below) for the "Applicable Interest Period" (defined below) plus forty (40) basis points. Each Advance requested under this Section 3(a) shall be in the minimum amount of $100,000. The term "LIBOR" or "LIBOR Rate" shall mean, as applicable to any Advance under this Section 3(a) (a "LIBOR Advance"), the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for one (1) month, two (2) months, three (3) months, four (4) months, six (6) months or twelve (12) months as specified by the Borrower (the "Interest Period") which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance as selected by Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D."


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                  (b)      Cost of Funds Advance. If the term of a requested
                           Advance is to be for more than one (1) year, Borrower, by submitting an Advance request two (2) Business Days prior to the date on which the Advance is to be made, may obtain Advances during Advance Period at a rate equal to the Bank's "Cost of Funds" (defined below) for the term of the term of the requested Advance (each Advance at the Cost of Funds rate hereinafter called "Fixed Rate Loan"), plus forty (40) basis points. Each Advance requested under this Section 3(b) shall be in the minimum amount of $100,000.

                           The term "Cost of Funds" means the per annum rate of interest which the Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by the Bank.

                  (c) Prime Rate Advance. The Borrower, by submitting an Advance request, may obtain Advances at any time during the Advance Period at the Bank's "Prime Rate" of interest (defined below) minus 200 basis points. Advances made by Bank to Borrower under the Target Balance Service Agreement between Borrower and Bank dated January 20, 1998 shall be deemed to be Advances made under this Section 3(c). The term "Prime Rate" means the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The prime rate is a reference rate and does not necessarily represent the lowest or the best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without any notice or demand of any kind.

                  (d) With respect to any Advance made under Section 3(a) or 3(b) above, Borrower must either repay such Advance at the end of the Applicable Interest Period or Cost of Funds Period, as the case may be or notify the Bank two banking days prior to the expiration of the period involved that Borrower intends to continue such borrowing in which event Borrower must at such time notify the Bank as to whether the borrowing will be continued as an Advance under Section 3(a) or 3(b) or 3(c) of this Note. If at the end of an Applicable Interest Period or a Cost of Funds Period, the Borrower has not given such two banking day notice and does not repay the Advance in question, then, so long as no Event of Default has occurred and is then continuing, the Advance involved shall be repaid by making an Advance under Section 3(c) for a period of 30 days.

                  (e) The term "Business Day" shall have the meaning set forth in Section 8 below.


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                  (f)      Letters of Credit provided hereunder shall bear
                           interest at the rate of forty (40) basis points per annum.

         (4) Interest Computations. All computations of interest shall be made by Bank on the basis of a 360-day year and the actual number of days elapsed.

         (5) Prepayment. In the event Borrower obtains an Advance under Section 3(a) or 3(b) above, the last day of the Advance term selected by the Borrower shall be deemed to be and is referred to herein as the "Advance Maturity Date". Borrower shall have the right at any time and from time to time to prepay in whole or in part any Advance made under Section 3(c) above without penalty, premium or yield maintenance fee. Borrower shall have the right to prepay a LIBOR Advance in whole but not in part, provided that the Borrower shall pay any applicable yield maintenance fee in an amount computed as follows. Borrower may prepay a LIBOR Advance or advance only upon at least three (3) Business Days prior written notice to Bank (which notice shall he irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Advance. Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Advance on a date other than the last day of the Interest Period for such LIBOR Advance; (ii) any failure by Borrower to borrow a LIBOR Advance on the date specified by Borrower's Loan request; (iii) any failure by Borrower to pay a LIBOR Advance on the date for prepayment specified in Borrower's written notice. Without limiting the foregoing, Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by three hundred sixty (360) and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon the prepayment of a LIBOR Advance. Each reference in this paragraph to "Fixed Rate Election" shall mean an election for a rate of interest based upon the LIBOR Interest Period.

                  If at any time, (i) the interest rate on an Advance Cost of Funds rate and (ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right, at any time and from time to time, upon at least ten (10) Business Days prior written notice to Bank, to prepay Fixed Rate Loan in whole (but not in part), and Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: the current rate for a United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the

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term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "Cost of Funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated using the above-referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon prepayment of a Fixed Rate Loan. Each referenced in this paragraph to "Fixed Rate Election" shall mean the election by Borrower pursuant to paragraph 3b of this Promissory Note.

                  If by reason of an event of default Bank elects to declare the Loan to be immediately due and payable, then any yield maintenance fee with respect to the loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment with respect to all then unpaid Advances.

         (6) Payments. All payments shall be made by Borrower to Bank at One Clinton Square, P.O. Box 4821, Syracuse, New York 13221-4821 or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding or, any taxes or other payments.

         (7) Application of Payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

         (8) Business Day: If this Note or any payment hereunder becomes due on a day which is not a Business Day (as defined below), the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close

         (9) Participations. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the Loan. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.


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                  Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

         (10) Right of Setoff. Borrower hereby grants to Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against its deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of FleetBoston Financial Corporation, its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LINE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO ANY DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         (11) Lost or Destroyed Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security or loan document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security or loan document, Borrower will issue, in lieu thereof, a replacement Note or other security or loan document in the same principal amount thereof and otherwise of like tenor. The Bank agrees to indemnify Borrower from liability in the event Borrower is required to make any payment on account of any Note or other Loan Document replaced by the Borrower at the Bank's request under this Section 9.

         (12) Bank Pledge. Bank may at any time pledge all or any portion of its rights under the loan documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the loan documents.

         (13) Defaults. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

                  (a)      Failure by Borrower to make any payment within ten
                           (10) days of the date when due under this Note;

                  (b) The occurrence and continuation beyond the applicable space period, if any, of an event of default with respect to any other indebtedness of Borrower to Bank;


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                  (c)      Any representation or warranty contained in this
                           Note, any other loan document or in any certificate delivered to Bank by Borrower shall have been incorrect or false in any material respect as of the date as to which the facts set forth were asserted;

                  (d) If Borrower or NYSERNet shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan, composition or other arrangement with creditors under any federal or state law relating to bankruptcy, insolvency or relief of debtors;

                  (e) If Borrower or NYSERNet shall have filed against either of them an involuntary petition in bankruptcy or an involuntary petition seeking reorganization or to effect a plan, composition or other arrangement with creditors under any federal or state law relating to bankruptcy, insolvency or relief of debtors and such petition is not dismissed within thirty (30) days of the date of filing;

                  (f) The entry of a judgment against Borrower not fully covered by insurance less normal deductibles, and the failure to either satisfy or stay the enforcement of such judgment, within fifteen (15) days of the date of such entry;

                  (g) The acceleration before stated maturity of any indebtedness for borrowed money owed by Borrower where the amount involved exceeds $10,000;

                  (h) Failure by NYSERNet to maintain the "Required Value" of the "Collateral" [as those quoted terms are defined in the Pledge Security Agreement between NYSERNet and the Bank dated even date herewith (the "Pledge Security Agreement")] as required by the terms of such Pledge Security Agreement;

                  (i) Failure by Borrower to perform any of Borrower's other obligations under this Note or the documents securing amounts due under this Note within fifteen
                           (15) days after notice from the Bank.

         (14) Acceleration. Upon the occurrence of an Event of Default the then unpaid amount of this Note, together with all accrued and unpaid interest, shall be and become due and payable.

         (15) Late Fee/Default Interest Rate. Further and not in lieu of any other remedy, (a) if the entire amount of any required principal and/or interest payment is not paid in full within ten (10) days of the date the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment, and (b) upon the occurrence of an Event of Default or after maturity or after judgment has been rendered on this Note (whether or not Bank has accelerated payment on this Note), the amount due under this Note shall thereafter at the option of the Bank

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bear interest at a rate equal to four percent (4%) per annum in excess of the rate of interest that would otherwise be applicable prior to such Event of Default, and Borrower agrees to pay interest at such rate until all amounts due under this Note are paid in full.

         (16) Financial Statements. Borrower shall maintain a system of accounting in accordance with generally accepted accounting principles on a basis consistently applied, permit representatives of the Bank to have access to and to examine Borrower's properties, books and records at all reasonable times on reasonable notice, and at no expense to the Bank, furnish to the Bank:

                  (a) Within one hundred twenty (120) days of the end of each of Borrower's fiscal years, Borrower's audited financial statements for the then ended fiscal year, and the annual operating budget for the next fiscal year. Each such annual statement shall be accompanied by an audit opinion by an independent certified public accountant retained by Borrower and reasonably satisfactory to the Bank and shall contain a balance sheet and income statement together with comparative figures for the prior year. Each such statement shall fairly present the financial condition of Borrower for the period covered.

                  (b) Within one hundred twenty (120) days of Borrower's fiscal year end, Borrower shall furnish to Bank a copy of its annual 10K Report.

                  (c) Such other financial information regarding Borrower as the Bank may reasonably request.

                  Concurrent with delivery of each of the Borrower's financial statements required above, Borrower shall provide to the Bank a copy of any management letter delivered to the Borrower by the Borrower's independent certified public accountants.

         (17) No Usury. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the loan documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of

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the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

         (18) Certain Waivers. Borrower expressly waives any presentment, demand, protest or notice in connection with this Note, now or hereafter required by applicable law.

         (19) Payment of Fees and Expense. Borrower shall pay on demand all expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

         (20) New York Law. This Note and the rights and obligations of the parties hereto shall be construed and interpreted in accordance with the laws of the State of New York, exclusive of New York's conflicts of laws rules and public policies.

         (21) Right to Sell a Portion of Loan to Prospective Participant. The Bank shall have the unrestricted right at any time and from time to time and without the consent of or notice to the Borrower to grant to one or more banks or other financial institutions (each. a "Participant") participating interests in any Loan evidenced by this Note. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective participants, provided that the Bank shall require any such prospective participant to agree in writing to maintain the confidentiality of such information.

         (22) Business Purpose. Borrower represents that the proceeds of this Note will be used for business or commercial purposes.

         (23) Interpretation. This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.


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         (24) Jury Waiver. BORROWER AND BANK (BY ACCEPTANCE OF THIS NOTE)
MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT; COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

         (25) Use of Proceeds. No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

         (26) Amendments or Modifications. This Revolving Note Agreement may not be amended, modified or supplemented without the express written consent of NYSERNet.net, Inc.




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                                   APPLIEDTHEORY CORPORATION

                                   By: /s/ David A. Buckel
                                       -----------------------------------------
                                           DAVID A. BUCKEL
                                           Chief Financial Officer

                                   FLEET NATIONAL BANK

                                   By: /s/ David A. Kavney
                                       -----------------------------------------
                                           DAVID A. KAVNEY
                                           Vice President




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                      Exhibit A To Revolving Note Agreement

                                  DRAW REQUEST

TO:   FLEET NATIONAL BANK

Attn: ________________________________________________



         The Borrower, AppliedTheory Corporation, hereby requests a draw from Fleet National Bank under the Revolving Note Agreement dated as of January 3, 2001.

         We wish to draw $____________at the following interest rate specified in the Revolving Note Agreement:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

         Kindly confirm by fax to our fax number (   ) ________________________.


Dated: _______________________



                                   APPLIEDTHEORY CORPORATION



                                   By: _________________________________________
                                       David A. Buckel
                                       Chief Financial Officer